Exhibit 15

May 1, 2013

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

RE: Ford Motor Company Registration Nos. 33-62227, 333-02735, 333-20725, 333-31466, 333-47733, 333-56660, 333-57596, 333-65703, 333-71380, 333-74313, 333-85138, 333-87619, 333-104063, 333-113584, 333-123251, 333-138819, 333-138821, 333-149453, 333-149456, 333-153815, 333-153816, 333-156630, 333-156631, 333-157584, 333-162992, 333-162993, 333-165100, 333-172491, 333-179624, and 333-186730 on Form S-8 and 333-174150 on Form S-3.

Commissioners:

We are aware that our report dated May 1, 2013 on our review of interim financial information of Ford Motor Company (the "Company") for the three month period ended March 31, 2013 and March 31, 2012 and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2013 is incorporated by reference in the aforementioned Registration Statements.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Detroit, Michigan